PROMISSORY NOTE

Borrowers:	PRIME ACQUISITION CORP.,
with a Registered Office at:
Codan Trust Company (Cayman) Ltd..
Cricket Square, Hutchins Dr..
PO box 2681,
Grand Cayman, KY1-11 11,
Cayman Islands

Lender:	Diana Liu

FOR VALUE RECEIVED, PRIME ACQUISITION CORP. promises to pay to Diana Liu at such address as may be provided in writing to the Company, the principal sum of fifty thousand ($50.000.00) USD. The principal pays no interest. Any unpaid principal are to be paid in full on or before December 31st. 2010 or the date that the Company’s F-1 filing becomes Effective, whichever date comes first.

FORM OF PAYMENT. Any check. draft, Money Order, or other instrument given in payment of all or any portion hereof may be accepted by the holder and handled in collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of the holder hereof except to the extent that actual cash proceeds of such instruments are unconditionally received by the payee and applied to this indebtedness in the manner elsewhere herein provided.

BINDING EFFECT. The covenants, obligations and conditions herein contained shall be binding on and inure to the benefit of the heirs, legal representatives, and assigns of the parties hereto.

PLACE FOR PAYMENT. Borrower promises to pay to the order of Payee at the place for payment and according to the terms for payment the principal amount plus interest at the rates stated above. All unpaid amounts shall be due by the final scheduled payment date.

GOVERNING LAW. This Note shall be governed, construed and interpreted by, through and under the Laws of the State of California.

EXECUTED this 10th day of FEBRUARY, 2010.

/s/ William Yu	/s/ Diana Liu

Authorized Signatory Prime Acquisition Corp.	Diana Liu